UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Fidelity National Information Services, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

31620M106

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Millennium Fund L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Associates Millennium L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Millennium GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Partners III, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR III GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Fund Holdings L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Fund Holdings GP Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Group Holdings L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Group Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR & Co. L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 31620M106

(1)	Name of Reporting Person KKR Management LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 31620M106

(1)	Name of Reporting Person Henry R. Kravis
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 31620M106

(1)	Name of Reporting Person George R. Roberts
(2)	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-
(6) Shared Voting Power -0-
(7) Sole Dispositive Power -0-
(8) Shared Dispositive Power -0-
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
(11)	Percent of Class Represented by Amount in Row (9) 0%
(12)	Type of Reporting Person (See Instructions) IN

STATEMENT ON SCHEDULE 13G

This is Amendment Number 1 to the Statement on Schedule 13G filed on December 10, 2015 (the “Schedule 13G”).

Pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit 1 to the Schedule 13G, each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.01 per share (“Common Stock”), of Fidelity National Information Services, Inc. (the “Issuer”).

Item 1.

	(a)	Name of Issuer. Fidelity National Information Services, Inc.

	(b)	Address of Issuer’s Principal Executive Offices. 601 Riverside Avenue Jacksonville, Florida 32204

Item 2.

(a)

Name of Persons Filing.

KKR Millennium Fund L.P.

KKR Associates Millennium L.P.

KKR Millennium GP LLC

KKR Partners III, L.P.

KKR III GP LLC

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

Henry R. Kravis

George R. Roberts

(b)

Address of Principal Business Office, or, if none, Residence.

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

	(c)	Citizenship. See Item 4 of each cover page.

	(d)	Title of Class of Securities. Common Stock, par value $0.01 per share.

	(e)	CUSIP Number. 31620M106

Item 3.

Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned: 0

	(b)	Percent of class: 0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote 0

(ii) Shared power to vote or to direct the vote 0

(iii) Sole power to dispose or to direct the disposition of 0

(iv) Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

By virtue of a coordination agreement among private equity funds affiliated with Bain Capital, The Blackstone Group, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners, Silver Lake Partners and TPG Capital (collectively, the “Shareholders”) and the obligations and rights thereunder, the Reporting Persons, the Shareholders and/or certain of their affiliates previously may have been deemed to constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The Reporting Persons no longer hold any shares of Common Stock and no longer may be deemed a member of such a “group.” Certain of the Shareholders will continue to make separate Schedule 13G filings reporting their beneficial ownership of shares of Common Stock, if applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2017

KKR MILLENNIUM FUND L.P.

By:	KKR Associates Millennium L.P., its general partner

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR ASSOCIATES MILLENNIUM L.P.

By:	KKR Millennium GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR MILLENNIUM GP LLC

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for Henry R. Kravis, Manager

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for George R. Roberts, Manager

KKR PARTNERS III, L.P.

By:	KKR III GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR III GP LLC

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Authorized Signatory

KKR FUND HOLDINGS L.P.

By:	KKR Group Holdings L.P., a general partner

By:	KKR Group Limited, its general partner

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P.

By:	KKR Group Limited, its general partner

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P.

By:	KKR Management LLC, general partner

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence P. Gallagher
Name: Terence P. Gallagher
Title: Attorney-in-fact